 EXHIBIT 99.1

DEP Holdings, LLC

Unaudited Condensed Consolidated Balance Sheet at June 30, 2008

DEP HOLDINGS, LLC

DEP HOLDINGS, LLC
 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AT JUNE 30, 2008
(Dollars in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$13,891
Accounts receivable – trade, net of allowance for doubtful accounts of $37	132,933
Accounts receivable – related parties	7,064
Inventories	11,863
Prepaid and other current assets	2,126
Total current assets	167,877
Property, plant and equipment, net	954,419
Investments in and advances to unconsolidated affiliate	4,177
Intangible assets, net of accumulated amortization of $1,509	6,618
Other assets	238
Total assets	$1,133,329

LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
Accounts payable – trade	$6,649
Accounts payable – related parties	4,787
Accrued product payables	124,618
Accrued interest	122
Other current liabilities	11,804
Total current liabilities	147,980
Long-term debt	208,000
Other long-term liabilities	2,859
Parent interest in subsidiaries of Duncan Energy Partners	461,785
Limited partners of Duncan Energy Partners, including Parent	315,640
Member’s equity:
Member interest	970
Accumulated other comprehensive loss	(3,905)
Total member’s equity	(2,935)
Total liabilities and member’s equity	$1,133,329

See Notes to Unaudited Condensed Consolidated Balance Sheet

DEP HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Except as noted within the context of each footnote disclosure, dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

Note 1.  Background and Basis of Financial Statement Presentation

Partnership Organization and Background

DEP Holdings, LLC (“DEP GP”) is a Delaware limited liability company that was formed on September 29, 2006, to manage the affairs and operations of Duncan Energy Partners L.P.  DEP GP owns a 2% general partner interest in Duncan Energy Partners L.P.  Duncan Energy Partners L.P.  was formed to acquire, own and operate a diversified portfolio of midstream energy assets and to support the growth objectives of Enterprise Products Operating LLC (“EPO”).  Unless the context requires otherwise, references to “we,” “us,” “our,” or “DEP Holdings” are intended to mean the business and operations of DEP Holdings, LLC and its consolidated subsidiaries, which include Duncan Energy Partners L.P. and its consolidated subsidiaries. References to “DEP GP” are intended to mean and include DEP Holdings, LLC, individually as the general partner of Duncan Energy Partners L.P., and not on a consolidated basis.

Duncan Energy Partners L.P. is a publicly traded Delaware limited partnership, the common units of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “DEP.”   Unless the context requires otherwise, references to “Duncan Energy Partners” or “the Partnership” are intended to mean the business and operations of Duncan Energy Partners L.P. and its consolidated subsidiaries since February 1, 2007.  References to “DEP Operating Partnership” mean DEP Operating Partnership, L.P., which is a wholly owned subsidiary of Duncan Energy Partners that conducts substantially all of its business.

On February 5, 2007, Duncan Energy Partners completed its initial public offering of 14,950,000 common units (including an overallotment amount of 1,950,000 common units) at a price of $21.00 per unit, which generated net proceeds to Duncan Energy Partners of approximately $291.0 million.  At the closing of its public offering, Duncan Energy Partners made a special distribution to EPO of $459.6 million as consideration for assets contributed by EPO to Duncan Energy Partners.  The distribution amount was funded with approximately $260.6 million of net proceeds from the Partnership’s initial public offering and $198.9 million in borrowings under the Partnership’s revolving credit facility.   In addition to the cash consideration, Duncan Energy Partners issued 5,351,571 common units to EPO.

In connection with Duncan Energy Partners’ initial public offering, EPO contributed a 66% equity interest in each of the following entities: (i) Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”); (ii) Acadian Gas, LLC (“Acadian Gas”); (iii) Enterprise Lou-Tex Propylene Pipeline L.P. (“Lou-Tex Propylene”), including its general partner; (iv) Sabine Propylene Pipeline L.P. (“Sabine Propylene”), including its general partner; and (v) South Texas NGL Pipelines, LLC (“South Texas NGL”).  EPO retained the remaining 34% interest in these entities.  EPO may contribute or sell other equity interests in its subsidiaries or other of its or its subsidiaries’ assets to Duncan Energy Partners.  However, EPO has no obligation or commitment to make such contributions or sales to Duncan Energy Partners.

References to “Enterprise Products Partners” mean Enterprise Products Partners L.P., which owns EPO.   Enterprise Products Partners is a publicly traded partnership, the common units of which are listed on the NYSE under the ticker symbol “EPD.” EPO, which is our Parent company, owns us and is a significant owner of Duncan Energy Partners’ common units. References to “EPGP” mean Enterprise Products GP, LLC, the general partner of Enterprise Products Partners.

References to “TEPPCO” mean TEPPCO Partners, L.P., an affiliated publicly traded partnership, the common units of which are listed on the NYSE under the ticker symbol “TPP.”  References to “TEPPCO GP” refer to Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO and wholly owned by Enterprise GP Holdings L.P.

References to “EPCO” mean EPCO, Inc., which is a related party affiliate to all of the foregoing named entities. All of the aforementioned entities are under common control of Dan L. Duncan, the Group Co-Chairman and controlling shareholder of EPCO.

Basis of Financial Statement Presentation

Since DEP GP exercises control over Duncan Energy Partners, DEP GP consolidates the financial statements of Duncan Energy Partners.  DEP GP has no independent operations and no material assets outside those of Duncan Energy Partners.

For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of our own. Any third-party and Parent ownership interests in such amounts are presented in a manner similar to minority interest.  The number of reconciling items between our consolidated balance sheet and that of Duncan Energy Partners are few. The most significant difference is that relating to the presentation of third party and EPO ownership interests in the common units of Duncan Energy Partners.  See Note 9 for more information.

Note 2.  General Accounting Policies and Related Matters

Cash and Cash Equivalents

Cash and cash equivalents represent unrestricted cash on hand and highly liquid investments with original maturities of less than three months from the date of purchase.

Consolidation Policy

We evaluate our financial interests in companies to determine if they represent variable interest entities where we are the primary beneficiary.  If such criteria are met, we consolidate the financial statements of such businesses with those of our own.  Our financial statements include our accounts and those of our majority-owned subsidiaries in which we have a controlling financial or equity interest, after the elimination of intercompany accounts and transactions.

If an investee is organized as a limited partnership or limited liability company and maintains separate ownership accounts, we account for our investment using the equity method if our ownership interest is between 3% and 50% and we exercise significant influence over the investee’s operating and financial policies.  For all other types of investments, we apply the equity method of accounting if our ownership interest is between 20% and 50% and we exercise significant influence over the investee’s operating and financial policies.  In consolidation, we eliminate our proportionate share of profits and losses from transactions with our equity method unconsolidated affiliate to the extent such amounts are material and remain on our balance sheet (or those of our equity method investment) in inventory or similar accounts.

If our ownership interest in an investee does not provide us with either control or significant influence over the investee, we would account for the investment using the cost method.

Estimates

Preparing our financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect amounts of assets and liabilities presented and disclosures about contingent assets and liabilities at the balance sheet date.  Our actual results could differ from these estimates.  On an ongoing basis, management reviews its estimates based on currently available information.  Changes in facts and circumstances may result in revised estimates.

Recent Accounting Developments

The following information summarizes recently issued accounting guidance that will or may affect our future financial statements.

Statement of Financial Accounting Standards (“SFAS”) No. 161, Disclosures about Derivative Instruments and Hedging Activities - An Amendment of FASB Statement No. 133.  Issued in March 2008, SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities with the intent to provide users of financial statements with an enhanced understanding of (i) how and why an entity uses derivative instruments; (ii) how derivative instruments and related hedged items are accounted for under SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and its related interpretations; and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows.  SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements.  This statement has the same scope as SFAS 133, and accordingly applies to all entities.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  SFAS 161 only affects disclosure requirements; therefore, our adoption of this statement effective January 1, 2009 will not impact our financial position or results of operations.

SFAS 162, The Hierarchy of Generally Accepted Accounting Principles.  In May 2008, the FASB issued SFAS 162, which establishes a consistent framework, or hierarchy, for selecting the accounting principles used to prepare financial statements of nongovernmental entities in conformity with GAAP.  SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (PCAOB) amendments to its Interim Auditing Standards.  We do not expect SFAS 162 to have a material impact on the preparation of our consolidated financial statements.

FASB Staff Position (“FSP”) No. FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”).  FSP 157-2 defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years, for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  As allowed under FSP 157-2, we have not applied the provisions of SFAS 157 to our nonfinancial assets and liabilities measured at fair value, which include certain assets and liabilities acquired in business combinations.  We are currently evaluating the impact of our adoption of FSP 157-2 effective January 1, 2009 on our consolidated financial statements.

On January 1, 2008, we adopted the provisions of SFAS 157 that apply to financial assets and liabilities.   See Note 3 for these fair value disclosures.

FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”).  In April 2008, the FASB issued FSP 142-3, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, Goodwill and Other Intangible Assets. This change is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other GAAP. FSP 142-3 is effective for us on January 1, 2009. The requirement for determining useful lives must be applied prospectively to intangible assets acquired after January 1, 2009 and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, January 1, 2009.  We are evaluating the impact that FSP 142-3 will have on our future financial statements.

Limited Partners’ Interest and Parent Interest in Subsidiaries

As presented in our Unaudited Condensed Consolidated Balance Sheet, limited partners’ interest represents third-party ownership interests in the net assets of our subsidiaries. For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of our own, with any third-party ownership interest in such amounts presented as limited partners’ interest. We account for EPO’s share of our subsidiaries’ net assets as Parent interest in a manner similar to minority interest. See Note 9 for additional information.

Note 3.  Financial Instruments

We are exposed to financial market risks, including changes in commodity prices and interest rates.  We may use financial instruments (i.e. futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions.

Interest Rate Risk Hedging Program

In September 2007, we executed three floating-to-fixed interest rate swaps to reduce the sensitivity of our earnings to the variable interest rates charged under our revolving credit facility.  We account for these swap agreements as cash flow hedges.

The following table presents selected information regarding these financial instruments at June 30, 2008:

	Number	Period Covered	Termination	Variable to	Notional
Hedged Variable Rate Debt	Of Swaps	by Swap	Date of Swap	Fixed Rate (1)	Value
Revolving Credit Facility, due Feb. 2011	3	Sep. 2007 to Sep. 2010	Sep. 2010	2.80% to 4.62%	$175.0 million

(1) Amounts receivable from or payable to the swap counterparties are settled every three months (the “settlement period”).

At June 30, 2008 the aggregate fair value of the swaps was a liability of $4.1 million with the offset recorded in partners’ equity as accumulated other comprehensive loss.

Commodity Risk Hedging Program

In addition to natural gas transportation, Acadian Gas engages in the purchase and sale of natural gas.  The price of natural gas fluctuates in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control.  We may use commodity financial instruments such as futures, swaps and forward contracts to mitigate our risk exposure.  In general, the types of risks we attempt to hedge are those related to the variability of future earnings and cash flows resulting from changes in applicable commodity prices.  The commodity financial instruments we utilize may be settled in cash or with another financial instrument.

Acadian Gas enters into cash flow hedges in connection with its natural gas sales.  In addition, Acadian Gas enters into mark-to-market financial instruments that effectively fix the price of natural gas for certain of its customers.

The fair value of the Acadian Gas commodity financial instrument portfolio was negligible at June 30, 2008.

      Adoption of SFAS 157 - Fair Value Measurements

On January 1, 2008, we adopted the provisions of SFAS 157 that apply to financial assets and liabilities. We will adopt the provisions of SFAS 157 that apply to nonfinancial assets and liabilities on January 1, 2009 (see Note 2).  SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date.

Our fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability.   These assumptions include estimates of risk. Recognized valuation techniques employ inputs such as product prices, operating costs, discount factors and business growth rates.   These inputs may be either readily observable, corroborated by market data or generally unobservable.  In developing our estimates of fair value, we endeavor to utilize the best information available and apply market-based data to the extent possible.  Accordingly, we utilize valuation techniques (such as the market approach) that maximize the use of observable inputs and minimize the use of unobservable inputs.

SFAS 157 established a three-tier hierarchy that classifies fair value amounts recognized or disclosed in the financial statements based on the observability of inputs used to estimate such fair values.  The hierarchy considers fair value amounts based on observable inputs (Levels 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3). At each balance sheet reporting date, we categorize our financial assets and liabilities using this hierarchy.  The characteristics of fair value amounts classified within each level of the SFAS 157 hierarchy are described as follows:

▪
Level 1 fair values are based on quoted prices, which are available in active markets for identical assets or liabilities as of the measurement date.  Active markets are defined as those in which transactions for identical assets or liabilities occur in sufficient frequency so as to provide pricing information on an ongoing basis (e.g., the NYSE or the New York Mercantile Exchange).  Level 1 primarily consists of financial assets and liabilities such as exchange-traded financial instruments, publicly-traded equity securities and U.S. government treasury securities.   We had no Level 1 financial assets or liabilities at June 30, 2008.

▪
Level 2 fair values are based on pricing inputs other than quoted prices in active markets (as reflected in Level 1 fair values) and are either directly or indirectly observable as of the measurement date.  Level 2 fair values include instruments that are valued using financial models or other appropriate valuation methodologies.  Such financial models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value of money, volatility factors for stocks, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures.  Substantially all of these assumptions are (i) observable in the marketplace throughout the full term of the instrument, (ii) can be derived from observable data or (iii) are validated by inputs other than quoted prices (e.g., interest rates and yield curves at commonly quoted intervals).  Level 2 includes non-exchange-traded instruments such as over-the-counter forward contracts, options and repurchase agreements.  Our interest rate swaps and commodity financial instruments are classified as Level 2 financial liabilities and, at June 30, 2008, have a fair value of $4.1 million.

▪
Level 3 fair values are based on unobservable inputs.  Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.  Unobservable inputs reflect the reporting entity’s own ideas about the assumptions that market participants would use in pricing an asset or liability (including assumptions about risk).  Unobservable inputs are based on the best information available in the circumstances, which might include the reporting entity’s internally developed data.  The reporting entity must not ignore information about market participant assumptions that is reasonably available without undue cost and effort.  Level 3 inputs are typically used in connection with internally developed valuation methodologies where management makes its best estimate of an instrument’s fair value.  Level 3 generally includes specialized or unique financial instruments that are tailored to meet a customer’s specific needs.  We had no Level 3 financial assets or liabilities at June 30, 2008.

Note 4.  Inventories

Our inventory consists of natural gas volumes valued at the lower of average cost or market (“LCM”).  At June 30, 2008, the value of our natural gas inventory was $11.9 million. As a result of fluctuating market conditions, we recognize LCM adjustments when the historical cost of our inventory exceeds its net realizable value.  We did not have any LCM adjustments for the six months ended June 30, 2008.

Note 5.  Property, Plant and Equipment

Our property, plant and equipment values and accumulated depreciation balances were as follows at the dates indicated:

	Estimated Useful	At June 30,
	Life in Years	2008
Plant and pipeline facilities (1)	3-35 (4)	$714,612
Underground storage wells and related assets (2)	5-35 (5)	362,288
Transportation equipment (3)	3-10	1,439
Land		19,696
Construction in progress		45,007
Total		1,143,042
Less: accumulated depreciation		188,623
Property, plant and equipment, net		$954,419

(1) Includes natural gas, NGL and petrochemical pipelines, office furniture and equipment, buildings and related assets.
(2) Underground storage facilities include underground product storage caverns and related assets such as pipes and compressors.
(3) Transportation equipment includes vehicles and similar assets used in our operations.
(4) In general, the estimated useful life of major components of this category are: pipelines, 18-35 years (with some equipment at 5 years); office furniture and equipment, 3-20 years; and buildings, 20-35 years.
(5) In general, the estimated useful life of underground storage facilities is 20-35 years (with some components at 5 years).

We capitalized $2.6 million of interest in connection with capital projects during the six months ended June 30, 2008.

Note 6.  Investments in and Advances to Evangeline

Acadian Gas, through a wholly owned subsidiary, owns a collective 49.51% equity interest in Evangeline, which consists of a 45% direct ownership interest in Evangeline Gas Pipeline Company, L.P. (“EGP”) and a 45.05% direct interest in Evangeline Gas Corp. (“EGC”).  EGC owns a 10% direct interest in EGP.  Third parties own the remaining equity interests in EGP and EGC.

Evangeline owns a 27-mile natural gas pipeline system extending from Taft, Louisiana to Westwego, Louisiana that connects three electric generation stations owned by Entergy Louisiana (“Entergy”). Evangeline’s most significant contract is a natural gas sales agreement with Entergy.  Acadian Gas does not have a controlling interest in Evangeline, but does exercise significant influence on Evangeline’s operating policies.  Acadian Gas accounts for its investment in Evangeline using the equity method.

At June 30, 2008, the carrying value of our investment in Evangeline was $4.2 million.  Our investment in Evangeline is classified within our Onshore Natural Gas Pipelines & Services business segment (see Note 11).

Note 7.  Intangible Assets

Our intangible assets represent the value attributable to renewable storage contracts with various customers.  Our Predecessor acquired these contracts in connection with the purchase of storage caverns from a third party in January 2002.  Due to the renewable nature of the underlying contracts, we amortize these intangible assets on a straight-line basis over the estimated remaining economic life of the storage assets to which they relate.  We classify these intangible assets within our NGL & Petrochemical Storage Services business segment (see Note 11).

The gross value of these intangible assets was $8.1 million at inception. The carrying value of our intangible assets was $6.6 million at June 30, 2008.

Note 8.  Debt Obligations

Our consolidated debt consisted of the following at the dates indicated:

	June 30,	December 31,
	2008	2007
$300 Million Revolving Credit Facility, variable rate, due February 2011	$208,000	$200,000
Long-term debt	$208,000	$200,000

Standby letter of credit outstanding	$1,100	$1,100

Our weighted-average variable interest rate paid was 4.51% for the six months ended June 30, 2008.  There have been no changes in the terms of our $300 Million Revolving Credit Facility since December 31, 2007.

Covenants

We were in compliance with the covenants of our revolving credit facility at June 30, 2008.

Evangeline debt obligations

Evangeline’s total debt (on a 100% basis) was $20.7 million at June 30, 2008.  This debt consisted of $13.2 million due under its 9.9% fixed-rate senior secured notes (the “Series B” notes) and a $7.5 million subordinated note payable to an affiliate of our venture partner in Evangeline (the “LL&E Note”).   Evangeline was in compliance with the covenants of its debt agreements at June 30, 2007.  There have been no changes in the terms of Evangeline’s debt agreements since December 31, 2007.

The Partnership has furnished a letter of credit on behalf of Evangeline’s debt service requirements.  At June 30, 2008, the letter of credit amount was $1.1 million.

Note 9.  Limited Partners’ Interest and Parents Interest in Subsidiaries

Limited partner interest in Duncan Energy Partners is presented as “Limited partners of Duncan Energy Partners, including Parent” on our balance sheet.  The following table presents the components of this line item at June 30, 2008:

Limited partners of Duncan Energy Partners:
Non-affiliate public unitholders	$285,448
EPO (Parent interest)	30,192
Limited partners of Duncan Energy Partners, including Parent	$315,640

We account for EPO’s 34% ownership interest in the net assets of Duncan Energy Partners’ subsidiaries as “Parent interest in subsidiaries of Duncan Energy Partners.”

Note 10.  Member’s Equity

At June 30, 2008, member’s equity consisted of the capital account of EPO and accumulated other comprehensive loss. Subject to the terms of our limited liability company agreement, we distribute available cash to EPO within 45 days of the end of each calendar quarter.  No distributions have been made to date. The capital account balance of EPO was $1.0 million at June 30, 2008.

Accumulated Other Comprehensive Loss

At June 30, 2008, the primary component of accumulated other comprehensive loss was our interest rate financial instruments.  Our accumulated other comprehensive loss balance was $3.9 million at June 30, 2008.

Note 11.  Business Segments

We classify our midstream energy operations into four reportable business segments: NGL & Petrochemical Storage Services; Onshore Natural Gas Pipelines & Services; Petrochemical Pipeline Services; and NGL Pipelines & Services.  Our business segments are generally organized and managed according to the type of services rendered (or technologies employed) and products produced and/or sold.

Consolidated property, plant and equipment and investments in and advances to Evangeline are allocated to each segment based on the primary operations of each asset or investment.  The principal reconciling item between combined property, plant and equipment and the total value of segment assets is construction-in-progress.  Segment assets represent the net carrying value of assets that contribute to the gross operating margin of a particular segment.  Since assets under construction generally do not contribute to segment gross operating margin until completed, such assets are excluded from segment asset totals until they are deemed operational.

The following table presents information by segment, together with reconciliations to our consolidated/combined totals, for the periods indicated:

	Reportable Segments
	NGL and	Onshore
	Petrochemical	Natural Gas	Petrochemical	NGL	Adjustments	Consolidated/
	Storage	Pipelines &	Pipeline	Pipelines &	and	Combined
	Services	Services	Services	Services	Eliminations	Totals
Segment assets:
At June 30, 2008	$423,243	$206,852	$88,006	$191,311	$45,007	$954,419

Investments in and advances
to Evangeline (see Note 6):
At June 30, 2008	--	4,177	--	--	--	4,177

Intangible assets (see Note 7):
At June 30, 2008	6,618	--	--	--	--	6,618

Note 12.  Related Party Transactions

We have business relationships with EPO, Evangeline, EPCO and certain other affiliates that give rise to various related party transactions.

Relationship with EPO

We have an extensive and ongoing relationship with EPO, which is our Parent company.  The following information summarizes significant ongoing and historical transactions and arrangements between EPO and us.

Natural gas sales and purchases.  We buy natural gas from and sell natural gas to EPO.  We use the natural gas purchased from EPO to meet our fuel and other operational and contractual requirements.

NGL and petrochemical storage services.  Mont Belvieu Caverns provides underground storage services to EPO at market rates as a result of contracts executed in connection with Duncan Energy Partners’ initial public offering.  The terms of these new agreements commenced February 1, 2007 and will end on December 31, 2016.

NGL transportation services.  In conjunction with Duncan Energy Partners’ initial public offering in February 2007, South Texas NGL entered into a ten-year contract with EPO for the transportation of NGLs from South Texas to Mont Belvieu, Texas.  Under this contract, EPO pays us a dedication fee of no less than $0.02 per gallon for all NGLs it produces at its Shoup and Armstrong NGL fractionation plants, whether or not any volumes are actually shipped on the pipeline owned by South Texas NGL.  South Texas NGL does not take title to products transported on its pipeline system.  EPO retains title to, and associated commodity risk with respect to, such products.

Petrochemical pipeline services.  Prior to Duncan Energy Partners’ initial public offering, EPO was the shipper of record on our Lou-Tex Propylene and Sabine Propylene Pipelines, and was charged the maximum tariff rate for using these assets.  EPO then contracted with third parties to ship volumes on these pipelines under product exchange agreements.  In connection with Duncan Energy Partners’ initial public offering, EPO assigned these third party product exchange agreements to us; therefore, EPO ceased paying us for such services.  Although EPO has assigned these agreements to us, it remains jointly and severally liable to us for performance of these agreements.

Omnibus Agreement.  On February 5, 2007, in conjunction with the Duncan Energy Partners’ initial public offering, we entered into an Omnibus Agreement with EPO that governs the following matters:

▪
indemnification for certain environmental liabilities, tax liabilities and right-of-way defects with respect to assets it contributed to us in connection with Duncan Energy Partners’ initial public offering;

▪
reimbursement of certain capital expenditures incurred by South Texas NGL and Mont Belvieu Caverns with respect to projects under construction at the time of Duncan Energy Partners’ initial public offering;

▪
a right of first refusal to EPO in our current and future subsidiaries and a right of first refusal on the material assets of such subsidiaries, other than sales of inventory and other assets in the ordinary course of business; and

▪	a preemptive right with respect to equity securities issued by certain of our subsidiaries, other than as consideration in an acquisition or in connection with a loan or debt financing.

Our Audit, Conflicts and Governance Committee must approve amendments to the Omnibus Agreement when such amendments would adversely affect Duncan Energy Partners’ unitholders.

Neither EPO nor any of its affiliates are restricted under the Omnibus Agreement from competing against us.  As provided for in the EPCO administrative services agreement, EPO and its affiliates may acquire, construct or dispose of additional midstream energy or other assets in the future without any obligation to offer us the opportunity to acquire or construct such assets.

EPO indemnified us for certain environmental liabilities, tax liabilities and right-of-way defects associated with the assets it contributed to us at the time of Duncan Energy Partners’ initial public offering.  These indemnifications terminate on February 5, 2010.  There is an aggregate cap of $15.0 million on the amount of indemnity coverage and we are not entitled to indemnification until the aggregate amount of claims we incur exceeds $250 thousand.  Environmental liabilities resulting from a change of law after February 5, 2007 are excluded from the indemnity.  We made no claims to EPO during the six months ended June 30, 2008 in connection with these indemnity provisions.

Under the Omnibus Agreement, EPO agreed to make additional cash contributions to South Texas NGL and Mont Belvieu Caverns to fund 100% of project costs in excess of (i) the $28.6 million of estimated costs to complete the Phase II expansion of the DEP South Texas NGL Pipeline System and (ii) the $14.1 million of estimated costs for additional Mont Belvieu brine production capacity and above-ground storage reservoir projects.  These projects were in progress at the time of Duncan Energy Partners’ initial public offering. EPO made cash contributions to our subsidiaries of $36.7 million under the Omnibus Agreement during the six months ended June 30, 2008.  Of this amount, $36.6 million was contributed to South Texas NGL to fund costs of its Phase II pipeline project.  We expect additional contributions of approximately $6.7 million from EPO during the remainder of 2008 in satisfaction of its project funding obligations under the Omnibus Agreement.   EPO will not receive an increased allocation of earnings or cash flows as a result of these contributions to South Texas NGL and Mont Belvieu Caverns.

Mont Belvieu Caverns’ LLC Agreement. The Mont Belvieu Caverns’ LLC Agreement (the “Caverns LLC Agreement”) states that if Duncan Energy Partners elects to not participate in certain projects of Mont Belvieu Caverns, then EPO is responsible for funding 100% of such projects.  To the extent such non-participated projects generate identifiable incremental earnings for Mont Belvieu Caverns in the future, the earnings and cash flows of Mont Belvieu Caverns will be adjusted to allocate such incremental amounts to EPO by special allocation or otherwise. Under the terms of the Caverns LLC Agreement, the Partnership may elect to acquire a 66% share of these projects from EPO within 90 days of such projects being placed in-service.

EPO made cash contributions of $68.1 million under the Caverns LLC Agreement during the six months ended June 30, 2008.  These expenditures are associated with storage-related projects sponsored by EPO’s NGL marketing activities and represent 100% of the costs of such projects to date.  At present, Mont Belvieu Caverns is not expected to generate any identifiable incremental earnings in connection with these projects; thus, the sharing ratio for Mont Belvieu Caverns is not expected to change from the current ratio of 66% for Duncan Energy Partners and 34% for EPO.  We expect additional contributions of approximately $23.8 million from EPO under the Caverns LLC Agreement during the remainder of 2008.   The constructed assets will be the property of Mont Belvieu Caverns.

Relationship with Evangeline

Evangeline’s most significant contract is a natural gas sales agreement with Entergy that expires in January 2013.  Under this contract, Evangeline is obligated to make available for sale and deliver to Entergy certain specified minimum contract quantities of natural gas on an hourly, daily, monthly and annual basis.  The sales contract provides for minimum annual quantities of 36.75 billion British thermal units (“BBtus”).

In connection with the Entergy sales contract, Evangeline has entered into a natural gas purchase contract with Acadian Gas that contains annual purchase provisions that correspond to Evangeline’s sales commitments to Entergy.  The pricing terms of the sales agreement with Entergy and Evangeline’s purchase agreement with Acadian Gas are based on a monthly weighted-average market price of natural gas (subject to certain market index price ceilings and incentive margins) plus a predetermined margin.

Relationship with EPCO

We have no employees. All of our operating functions are performed by employees of EPCO pursuant to an administrative services agreement (the “ASA”).  EPCO also provides general and administrative support services to us in accordance with the ASA.  Duncan Energy Partners, DEP Holdings, Enterprise Products Partners, EPO and the other affiliates of EPCO, TEPPCO and their respective general partners, are parties to the ASA.

We are required to reimburse EPCO for the costs it incurs to operate our facilities, including the compensation of employees (i.e., salaries, medical benefits and retirement benefits) and insurance.  We reimburse EPCO for actual direct and indirect expenses it incurs to employ the personnel necessary to operate our assets.  In addition, EPCO allows us to participate as named insureds in its overall insurance program, of which a portion of the premiums and related costs are allocated to us.  In addition, we have agreed to pay all sales, use, excise, value added or similar taxes, if any, which may be applicable to services provided by EPCO.

Relationship with TEPPCO

Beginning in 2008, Mont Belvieu Caverns started providing storage services to TEPPCO.  In addition, for the period January 2007 through March 2008, we leased from TEPPCO an 11-mile pipeline that was part of our DEP South Texas NGL Pipeline System.  We discontinued this lease during the first quarter of 2008 when we completed the construction of a parallel pipeline.

Note 13.  Commitments and Contingencies

Litigation

On occasion, we are named as a defendant in litigation relating to our normal business operations, including regulatory and environmental matters.  Although we insure against various business risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of our ordinary business activity.

In 1997, Acadian Gas and numerous other energy companies were named as defendants in actions brought by Jack Grynberg on behalf of the U.S. Government under the False Claims Act. Generally, these complaints allege an industry-wide conspiracy to underreport the heating value, as well as the volumes, of natural gas produced from federal and Native American lands.  The complaint alleges that the U.S. Government was deprived of royalties as a result of this conspiracy.  The plaintiff in this case seeks royalties that he contends the U.S. government should have received had the heating value and volume been differently measured, analyzed, calculated and reported, together with interest, treble damages, civil penalties, expenses and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices.  These matters have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming, filed June 1997).  On October 20, 2006, the U.S. District Court dismissed all of Grynberg’s claims with prejudice.  Grynberg has appealed the matter.  We do not believe the resolution of this matter will have a material adverse effect on our financial position, results of operations or cash flows.

We are not aware of any other significant litigation, pending or threatened, that may have a material adverse effect on our financial position, results of operations or cash flows.

Redelivery Commitments

We transport and store natural gas, NGLs and petrochemical products for third parties under various contracts.  These volumes are (i) accrued as product payables on our Unaudited Condensed Consolidated Balance Sheets, (ii) in transit for delivery to our customers or (iii) held at our storage facilities for redelivery to our customers.  We are insured against any physical loss of such volumes due to catastrophic events.  Under the terms of our NGL and petrochemical product storage agreements, we are generally required to redeliver volumes to the owner on demand. At June 30, 2008, NGL and petrochemical products aggregating 15.9 million barrels were due to be redelivered to their owners along with 505 BBtus of natural gas.

Operating Leases

We lease certain property, plant and equipment under non-cancelable and cancelable operating leases.  Our significant lease agreements consist of (i) a lease of an underground storage cavern for the storage of natural gas held-for-sale and (ii) leases of right-of-way for pipeline operations. The current term of the cavern lease expires in December 2012, but may be extended through negotiations with the lessor.  Our significant right-of-way agreements have original terms that range from five to 50 years and include renewal options that could extend the agreements for up to an additional 25 years. There have been no material changes in our operating lease commitments since December 31, 2007.

Purchase Obligations

Acadian Gas has a product purchase commitment for the purchase of natural gas in Louisiana from the co-venture third party in Evangeline.  This purchase agreement expires in January 2013.  Our purchase price under this contract approximates the market price of natural gas at the time we take delivery of the volumes.

We also have short-term payment obligations relating to capital projects we have initiated.  These commitments represent unconditional payment obligations to pay vendors for services to be rendered or products to be delivered in connection with our capital spending program.  At June 30, 2008, we had approximately $7.5 million in outstanding capital project purchase commitments.